STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Golden Opportunities Corporation was held on February 20, 2015. All the directors being present, and action taken pursuant to the written consent of the stockholders holding 58.25% of the Company in lieu of Special meeting, hereby resolve the following:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

The amount of the total stock of this corporation is authorized to issue is:

A total of 500,000,000 par value $0.00001 as follows:
490,000,000 shares par value $0.00001;
10,000,000 preferred shares par value $.00001 to be issued from time to time in one or more series as determined by the board of directors.

SECOND: This Certificate of Amendment shall be effective as of 5 pm Mountain time on March 26, 2015.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 16th day of March, 2015.

By: ______________________

Michael Zahorik, President & Director